As filed with the Securities and Exchange Commission on October 30, 2017

Registration Statement No. 333-155648

Registration Statement No. 333-147249

Registration Statement No. 333-120685

Registration Statement No. 333-92143

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-155648

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-147249

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-120685

POST-EFFECTIVE AMENDMENT No. 1 to Form S-8 Registration Statement No. 333-92143

UNDER THE SECURITIES ACT OF 1933

SOUTHWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	73-1136584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

(Address of Principal Executive Offices including zip code)

Southwest Bancorp, Inc. 2008 Stock Based Award Plan

Southwest Bancorp, Inc. 1999 Option Plan

(Full title of the plans)

c/o George A. Makris, Jr.

Chairman and Chief Executive Officer

c/o Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

(870) 541-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Patrick A. Burrow Executive Vice President, General Counsel and Secretary Simmons First National Corporation 425 W. Capitol Avenue, Suite 1400 Little Rock, Arkansas 72201 (501) 558-3160	Frank M. Conner III Michael P. Reed Covington & Burling LLP One CityCenter 850 Tenth Street N.W. Washington, D.C. 20001 (202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements on Form S-8 (together, the “Registration Statements”) of Southwest Bancorp, Inc. (the “Company”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-155648, pertaining to the registration of 800,000 shares of common stock, par value $1.00 per share (“Shares”), issuable under the Southwest Bancorp, Inc. 2008 Stock Based Award Plan, which was filed with the Commission on November 25, 2008;

•	Registration Statement No. 333-147249, pertaining to the registration of 200,000 Shares issuable under the Southwest Bancorp, Inc. 1999 Stock Option Plan, which was filed with the Commission on November 9, 2007;

•	Registration Statement No. 333-120685, pertaining to the registration of 500,000 Shares issuable under the Southwest Bancorp, Inc. 1999 Stock Option Plan, which was filed with the Commission on November 23, 2004; and

•	Registration Statement No. 333-92143, pertaining to the registration of 420,000 Shares issuable under the Southwest Bancorp, Inc. 1999 Stock Option Plan, which was filed with the Commission on December 6, 1999.

Pursuant to the Agreement and Plan of Merger, dated as of December 14, 2016, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 19, 2017 (as amended, the “Merger Agreement”), by and among the Company and Simmons First National Corporation (“Simmons First”), on October 19, 2017 the Company merged with and into the Simmons First, with Simmons First surviving the merger (the “Merger”). Pursuant to the terms of the Merger Agreement, the Shares issued and outstanding immediately prior to the effective time of the Merger (other than Shares to be cancelled in accordance with the Merger Agreement) were cancelled and converted into the right to receive 0.3903 shares of Simmons First common stock and $5.11 in cash per Share.

As a result of the consummation of the Merger, the Company has terminated all offerings of the Shares pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration any and all Shares registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on October 30, 2017.

SIMMONS FIRST NATIONAL CORPORATION
As successor by merger to Southwest Bancorp, Inc.

By:	/s/ Robert A. Fehlman
Name:	Robert A. Fehlman
Title:	Senior Executive Vice President, Chief Financial Officer and Treasurer